UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2, 2014

FUTUREFUEL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(Address of Principal Executive Offices)

(314) 854-8520

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.     Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2014, FutureFuel Chemical Company hired Paul M. Flynn to become its new Executive Vice President of Business and Marketing effective August 1, 2014. Mr. Flynn is a global business executive with 25 years of international experience in over 30 countries in the chemical and biotech industries. For the last six years he has been employed in corporate strategy at Monsanto Company, most recently leading the development of a new biologicals growth platform. Mr. Flynn joined Monsanto in 2008 as Director of Strategic Alliances.

Prior to joining Monsanto, he led strategy and business development for Specialty Plastics, a division of Eastman Chemical. There he was highly engaged in leading a strategic transformation of Specialty Plastics into a profitable growth division. Prior to that position, Paul was Eastman’s global business manager for automotive and electrical products. Mr. Flynn has worked extensively in the Far East, including prior relocations to Osaka, Japan and Singapore. Flynn received an MBA from Kellogg School of Management, Northwestern University in Evanston, Illinois and graduated with a Bachelor of Science Degree in Polymer Technology from Athlone Institute in Ireland.

FutureFuel Chemical Company (“Company”) and Flynn have entered into an Employment Agreement dated July 2, 2014 (the “Employment Agreement”). The Employment Agreement has an initial term of one year commencing August 1, 2014, renewable annually thereafter. Under the Employment Agreement, Company will pay Flynn a combined $300,000 per year in base salary and bonus. In addition, Company will make a restricted stock grant to Flynn of 125,000 shares of FutureFuel Corp. common stock (the “Restricted Shares”). Immediately upon Flynn’s commencement of employment on August 1, 2014, Flynn will vest into 20% of the Restricted Shares. The remainder of the Restricted Shares will vest equally over the next four years on the anniversary date of Flynn’s employment. In the event Company voluntarily terminates the Employment Agreement without cause, Flynn will receive severance compensation equal to six months’ salary plus vesting of a portion of unvested Restricted Shares at the time of termination. In the event of certain future changes of control of Company, Flynn would immediately vest into the Restricted Shares. The Compensation Committee of the Board of Directors of FutureFuel Corp. has reviewed and approved the terms of the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By:      /s/ Paul A. Novelly

            Paul A. Novelly, President and CEO

Date:   July 9, 2014

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